Exhibit 4.2

June 11, 2010

Wegener Communications, Inc.
11350 Technology Circle
Johns Creek, Georgia  30097

Promissory Note Amendment

Gentlemen:

Wegener Communications, Inc., a Georgia corporation ("Borrower") and David E. Chymiak (“Lender”) have entered into an unsecured Promissory Note, dated October 1, 2009 (“Promissory Note”), as amended, in the amount of two hundred and fifty thousand dollars ($250,000) with a maturity date of October 31, 2009, bearing interest at an annual rate of 8.0%.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Lender hereby agree to amend the Promissory Note as follows:

The maturity date of the Promissory Note is hereby extended to September 10, 2010.

By:  /s/ David E. Chymiak
Name:  David E. Chymiak
Accepted and agreed to this
11th day of June, 2010.

WEGENER COMMUNICATIONS, INC.

By:  /s/ James Traicoff
Name:   James Traicoff
Title: Treasurer and CFO
Accepted and agreed to this
11th day of June, 2010